Exhibit 99.1

News From

Buena, NJ 08310

Release Date: November 6, 2017

Contact:	Jenniffer Collins Teligent, Inc. (856) 697-4379 www.teligent.com

TELIGENT, INC. ANNOUNCES THIRD QUARTER 2017 RESULTS

BUENA, NJ - (GlobeNewswire) - Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights

•	Total revenues of $13.7 million in the third quarter of 2017, a decrease of 15% over the same quarter in 2016.

•
Total net revenues generated from the sale of our generic topical and injectable pharmaceutical products for the third quarters of 2017 and 2016 of $11.8 million and $13.9 million, respectively, a decrease of 15% over the same quarter last year.

•	Total net revenues generated from contract manufacturing services and other income for the third quarters of 2017 and 2016 of $1.9 million and $2.3 million, respectively.

•	Total net international revenues for the third quarters of 2017 and 2016 of $3.6 million and $2.7 million, respectively.

•	Gross margin for the third quarter of 2017 equaled 24% as compared to 50% in the third quarter of 2016.

•
Operating loss was $5.4 million in the third quarter of 2017, compared to operating income of $0.3 million in the same quarter in 2016. Operating loss was $4.2 million for the nine months ended September 30, 2017, compared to operating income of $2.2 million in 2016.

•	Our operating results in the third quarter of 2017 include $4.6 million in research and development costs, compared to $4.0 million in the same quarter in 2016.

•
As a result of the fluctuation in foreign exchange rates during the third quarter of 2017, we recorded a non-cash gain in the amount of $1.7 million related to the foreign currency translation of our intercompany loans to three of our wholly-owned subsidiaries; and other balances held in currencies other than local currency, compared to a non-cash gain in the amount of $0.4 million in the same quarter in 2016.

•
The Company received approval for four ANDAs during the three months ended September 30, 2017 for the following products: Desonide Lotion, 0.05%, Erythromycin Topical Gel USP, 2%, Clobetasol Propionate Cream USP, 0.05% Emollient and, Triamcinolone Acetonide Cream USP, 0.1%. All of these products have been launched except Desonide Lotion, 0.05%, which is expected to be launched in the fourth quarter of 2017. Desonide Lotion, 0.05% was submitted under a partnered development agreement by Teligent, Inc. with Impax Laboratories, Inc.

Revised Full Year 2017 Financial Guidance

•	The Company now expects total revenue between $65 million and $67 million for the year ending December 31, 2017.

•	As a result of revised total revenue, the Company now anticipates gross margin of 38% to 40% for the year ending December 31, 2017.
“This third quarter has been challenging for Teligent. These results and our revised outlook for the remainder of the year, are a result of the knock-on effect of ANDA approval delays and increased competition in one of our largest products,” said Jason Grenfell-Gardner, President and Chief Executive Officer.

Mr. Grenfell-Gardner continued, “Despite the challenging environment, we have made significant progress on the expansion of our manufacturing facility in New Jersey to support our long-term commitment to executing our TICO strategy by expanding our specialty generic pharmaceutical product portfolio in the topical, injectable, complex, and ophthalmic markets. We now market twenty-one products in the US generic topical market, another four products in the US hospital injectable market, and have thirty approved generic products in the Canadian market.”

“We received approval of four ANDAs in the third quarter, we now have 32 ANDAs on file with the US FDA and based on QuintilesIMS Health data as of September 2017, the current total addressable market of these pipeline ANDAs is estimated at approximately $2.0 billion. Significantly, 90% of this total addressable market is for products filed in Generic Drug User Fee Amendments (GDUFA) Year 3 or later.” Mr. Grenfell-Gardner concluded.

The Company will hold a conference call at 4:30 pm ET today, Monday, November 6, 2017 to discuss the third quarter 2017 results.

The Company invites you to listen to the call by dialing 1-866-393-8366. International participants should call 1-409-350-3154. Participants should ask to be joined into the Teligent, Inc. call.

This call is being webcast and can be accessed in the Investor Relations Section of Teligent Inc.'s website at www.teligent.com.

 About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA and Adjusted EBITDA which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income (loss), plus:

Depreciation expense

Amortization of intangibles

Loss on impairment

Interest expense, net

Non-cash interest expense

Provision for income taxes

Inventory step up and acquisition costs related to acquisitions

Foreign currency exchange gain/loss

Non-cash expenses, such as share-based compensation expense

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance.

While the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense.  Due to the inherent limitations of EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

The Company also presents a non-GAAP financial measure of adjusted net income (loss) and adjusted net income (loss) per diluted share, to the show the adjusted net income when EBITDA adjustments are added back or subtracted out of the traditional GAAP reported net income (loss). Adjusted diluted earnings per share, as defined by the Company, is equal to adjusted net income divided by the actual or anticipated diluted share count for the applicable period.

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share information)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues:
Product sales, net	$13,634	$15,709	$51,782	$48,156
Research and development services and other income	21	442	172	790
Total revenues	13,655	16,151	51,954	48,946

Costs and Expenses:
Cost of revenues	10,313	8,137	29,641	23,421
Selling, general and administrative expenses	4,121	3,694	13,126	10,813
Product development and research expenses	4,606	4,017	13,387	12,496
Total costs and expenses	19,040	15,848	56,154	46,730
Operating (loss) income	(5,385)	303	(4,200)	2,216

Other Income (Expense):
Foreign currency exchange gain	1,744	364	6,645	1,295
Interest and other expense, net	(2,663)	(3,347)	(8,731)	(9,997)
Loss before income tax expense	(6,304)	(2,680)	(6,286)	(6,486)

Income tax expense	24	23	130	68

Net loss	$(6,328)	$(2,703)	$(6,416)	$(6,554)

Basic and diluted loss per share	$(0.12)	$(0.05)	$(0.12)	$(0.12)

Weighted average shares of common stock outstanding:
Basic and diluted shares	53,391,948	53,093,368	53,297,889	53,061,630

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and per share information)

	September 30,	December 31,
	2017	2016*
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,231	$66,006
Accounts receivable, net	27,568	21,735
Inventories	14,199	12,708
Prepaid expenses and other receivables	2,390	2,847
Total current assets	82,388	103,296
Property, plant and equipment, net	57,248	26,215
Intangible assets, net	56,112	52,465
Goodwill	476	446
Other	784	804
Total assets	$197,008	$183,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,865	$4,614
Accrued expenses	16,260	10,349
Total current liabilities	25,125	14,963

Convertible 3.75% senior notes, net of debt discount and debt issuance costs (face of $143,750)	118,463	111,391
Deferred tax liability	239	205
Total liabilities	143,827	126,559

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized;
53,391,948 and 53,148,441 shares issued and outstanding
as of September 30, 2017 and December 31, 2016, respectively	554	551
Additional paid-in capital	105,418	102,624
Accumulated deficit	(51,319)	(44,903)
Accumulated other comprehensive loss, net of taxes	(1,472)	(1,605)
Total stockholders’ equity	53,181	56,667
Total liabilities and stockholders' equity	$197,008	$183,226

* Derived from the audited December 31, 2016 financial statements

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2017 and 2016
(in thousands)

	September 30, 2017	September 30, 2016
Cash flows from operating activities:
Net loss	$(6,416)	$(6,554)
Non-cash expenses	7,862	11,018
Changes in operating assets and liabilities	(4,106)	(1,644)

Net cash (used in) provided by operating activities	(2,660)	2,820

Net cash used in investing activities	(26,002)	(15,378)

Net cash provided by (used in) financing activities	269	(71)

Effect of exchange rate on cash and cash equivalents	618	70
Net decrease in cash and cash equivalents	(28,393)	(12,629)
Cash and cash equivalents at beginning of period	66,006	87,191

Cash and cash equivalents at end of period	$38,231	$74,632

TELIGENT, INC. AND SUBSIDIARIES
GROSS TO NET DEDUCTIONS
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Gross product sales	$53,460	$64,943	$174,504	$136,329

Reduction to gross product sales:
Chargebacks and billbacks	30,150	43,161	104,255	82,564
Sales discounts and other allowances	11,559	7,881	26,174	19,580
Total reduction to gross product sales	41,709	51,042	130,429	102,144

Product sales, net	11,751	13,901	44,075	34,185

Contract manufacturing product sales	1,883	1,808	7,707	13,971

Total product sales, net	$13,634	$15,709	$51,782	$48,156

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Net loss	$(6,328)	$(2,703)	$(6,416)	$(6,554)

Depreciation	442	283	1,264	679
Amortization of intangibles	747	709	2,143	2,146
Loss on impairment	113	—	113	—
Interest expense, net	231	1,209	1,660	3,780
Non-cash interest expense	2,432	2,139	7,071	6,217
Provision for income taxes	24	23	130	68
EBITDA	(2,339)	1,660	5,965	6,336

Inventory step-up, related to acquisition	—	—	—	530
Foreign currency exchange gain	(1,744)	(364)	(6,645)	(1,295)
Non-cash stock-based compensation expense	688	746	2,427	2,255
Adjusted EBITDA	(3,395)	2,042	1,747	7,826

Product development and research expenses	4,606	4,017	13,387	12,496

Adjusted EBITDA, before Product development and research expenses	$1,211	$6,059	$15,134	$20,322

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTED NET (LOSS) INCOME
(in thousands, except share and per share information)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Net loss	$(6,328)	$(2,703)	$(6,416)	$(6,554)

Non-cash interest expense	2,432	2,139	7,071	6,217
Provision for income taxes	24	23	130	68
Amortization of intangibles	747	709	2,143	2,146
Loss on impairment	113	—	113	—
Inventory step-up, related to acquisition	—	—	—	530
Foreign currency exchange gain	(1,744)	(364)	(6,645)	(1,295)
Non-cash stock-based compensation expense	688	746	2,427	2,255
Adjusted net (loss) income	$(4,068)	$550	$(1,177)	$3,367

Non-GAAP adjusted net (loss) income per diluted share	$(0.08)	$0.01	$(0.02)	$0.05